CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 18, 2002, relating to the financial statements and financial highlights appearing in the December 31, 2001 Annual Reports to Shareholders of
Berwyn Fund and Berwyn Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus, in the introductory paragraph to the Statement of Additional Information and under the headings "General Information - Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Philadelphia, PA
February 28, 2002

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